Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Cerus Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Amended and Restated 2008 Equity Incentive Plan Common Stock, par value $0.001 per share	Other(2)	7,000,000(3)	$1.29	$9,030,000.00	.00014760	$1,332.83

Total Offering Amounts					$9,030,000.00		$1,332.83

Total Fee Offsets							–

Net Fee Due							$1,332.83

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall cover any additional shares of common stock, $0.001 par value (“Common Stock”) of Cerus Corporation (“Cerus”) that become issuable under Cerus’ Amended and Restated 2008 Equity Incentive Plan (the “EIP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Stock as reported on The NASDAQ Global Market on October 27, 2023.

(3)	Represents 7,000,000 shares of Common Stock reserved for issuance under the EIP.